Exhibit 99.1

CTM Media Holdings, Inc. to Commence Issuer Tender Offer

STAMFORD, CT., Nov. 6, 2009 -- CTM Media Holdings, Inc. (OTC Pink Markets: CTMMA, CTMMB) today announced its intention to commence a tender offer to purchase up to thirty percent of its outstanding common stock.

CTM Media Holdings intends to offer to purchase shares of its Class A common stock and Class B common stock representing up to thirty percent (30%) of its total outstanding capital stock, at a price per share of $1.10, for a maximum aggregate purchase price of $3,069,014.

The tender offer will commence when the definitive materials (including an Offer to Purchase and Letter of Transmittal) are filed with the Securities and Exchange Commission and made available to CTM Media Holdings stockholders and will remain open for at least twenty business days.

In accordance with the rules of the Securities and Exchange Commission, CTM Media Holdings may purchase up to an additional two percent (2%) of its outstanding shares without amending or extending the tender offer.

The tender offer will be conditioned upon tenders of shares equal to or greater than thirty percent (30%) of the total outstanding, which may be waived by CTM Media Holdings at its discretion, and other waiveable conditions that will be described in the Offer to Purchase.

CTM Media Holdings will file with the Securities and Exchange Commission and mail to stockholders tender offer documents with full details of the offer, including complete instructions on the tender process procedure along with the transmittal forms and other data when the offer is commenced.

CTM Media Holdings stockholders should read the tender offer documents when they become available because they will contain important information. Stockholders will be able to get the tender offer documents without charge from the website of the Securities and Exchange Commission at www.sec.gov after these documents are filed.

Stockholders will also be able obtain the tender offer documents from CTM Media Holdings without charge by directing a request to CTM Media Holdings, Inc., 11 Largo Drive South, Stamford, Connecticut 06907, Attention: Investor Relations, Telephone: (203) 323-5161.

CTM Media Holdings’ board of directors has approved the tender offer. However, neither CTM Media Holdings, nor its board of directors, makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. CTM Media Holdings has not authorized any person to make any such recommendation.

Stockholders must decide whether to tender their shares and, if so, how many shares to tender. In doing so, stockholders should carefully evaluate all of the information in the tender offer documents before making any decision with respect to the tender offer and should consult their own investment and tax advisors.

CTM Media Holdings’ directors and executive officers have indicated that they will not tender shares beneficially owned by them into the offer.

About CTM Media Holdings:
CTM Media Holdings, Inc., a Delaware corporation, is a holding company consisting of the following principal businesses:

•	CTM Media Group, our brochure distribution company and other advertising-based product initiatives focused on small to medium sized businesses;

•	Our majority interest in Idea and Design Works, LLC, a comic book and graphic novel publisher that creates and licenses intellectual property; and

•	The WMET-AM radio station in the Washington, D.C. metropolitan area.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will," “intend” or similar statements or variations of such terms or otherwise express views concerning trends and the future.  Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by CTM Media Holdings, Inc. with the Securities and Exchange Commission.  Actual results may differ materially from such forward-looking statements. CTM Media Holdings, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Tender Offer Statement
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares. The offer will be made solely by a definitive Offer to Purchase and related Letter of Transmittal. Each stockholder is urged to consult their tax advisor as to the particular tax consequences of the tender offer to such stockholder. The full details of the offer, including complete instructions on the tender process procedure along with the transmittal forms and other data will be sent or made available to stockholders when the offer is commenced. Stockholders should read the Offer to Purchase and the Letter of Transmittal carefully because they contain important information.

Contact:
CTM Investor Relations:
Les Rozner
lrozner@ctmmedia.com
(203) 323-5161 Ext # 21